EXHIBIT 99.1

Explanation of Response:

(3) The reporting person is also the direct beneficial owner of 967,585 shares of Class A
Common Stock, which reflect distributions and other transfers to the reporting person from the
Angela L. Muhleisen GRAT of a total of 130,730 shares of Class A Common Stock and a gift by the reporting person of 1,874 shares of Class A Common Stock on July 11, 2006, and may be deemed to be the indirect beneficial owner of 11,068,604 shares of Class A Common Stock held by Packers Service Group, Inc.; 981,730 shares of Class A Common Stock held by the reporting person's spouse, which reflect distributions and other transfers to the reporting person's spouse from the Daniel D. Muhleisen GRAT of a total of 130,730 shares of Class A Common Stock;
719,270 shares of Class A Common Stock held by the Angela L. Muhleisen GRAT, which number of shares held by the GRAT reflects distributions and other transfers by the GRAT of a total of 130,730 shares of Class A Common Stock to the reporting person; and 719,270 shares of
Class A Common Stock held by the Daniel D. Muhleisen GRAT, which number of shares held by the GRAT reflects distributions and other transfers by the GRAT of a total of 130,730 shares of Class A Common Stock to the reporting person's spouse.  The reporting person disclaims beneficial ownership of the shares held by Packers Service Group, Inc. and Farmers &
Merchants Investment, Inc. except to the extent of the reporting person's pecuniary interest in the holder thereof, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
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